Exhibit (g)(2)

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

THIS AMENDMENT is made as of September 30, 2020, by and between GE Institutional Funds (currently known as State Street Institutional Funds), GE Investment Funds, Inc. (currently known as State Street Variable Insurance Series Funds, Inc. and Elfun Funds (each a “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

RECITALS

A. The Fund and the Custodian are parties to that certain Master Custodian Agreement dated as of June 1, 2015, as amended, (the “Agreement”) pursuant to which the Custodian was appointed custodian of the Fund’s assets;

B. The Fund and the Custodian wish to amend the terms of the Agreement as set forth herein; and

C. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby jointly and severally acknowledged, the parties hereto agree as follows:

1. Amendment to Agreement. The Agreement is hereby amended to add the following underlined language to the end the fifth paragraph of Section 6 of Schedule A Standard Terms and Conditions; all other provisions in Section 6 remain unchanged:

Section 6. STANDARD OF CARE AND LIABILITY OF CUSTODIAN

...

… The Custodian shall have the rights and remedies of a secured party under applicable law, as well as other rights and remedies available hereunder or under applicable law. The Custodian may at any time decline to follow Proper Instructions to deliver out cash or securities of an Account if the Custodian determines in its reasonable discretion that, after giving effect to the Proper Instructions, the cash or securities remaining will not have sufficient value fully to secure Party A’s or the applicable Account’s payment or reimbursement obligations, including advances, obligations to third parties and for custody fees due to the Custodian. Provided, however, that to the extent the grant or exercise of any right under this Section 6 would constitute a violation of the 1940 Act or the rules promulgated thereunder such right shall be null and void, unless an exemptive order has been obtained from or no-action relief provided by the Securities and Exchange Commission.

2. No Other Modifications. Except to the extent amended hereby, the terms of the Agreement shall remain unchanged and unaffected hereby and shall remain in full force and effect to the extent of, and in accordance with, its terms.

3. Governing Law. This Amendment shall be governed by, subject to and construed under the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

4. Counterparts. This Amendment may be signed in counterparts, which shall together with the Agreement constitute the original Agreement.

IN WITNESS WHEREOF, the parties hereto have caused to be duly executed this Amendment as of the day and year written above.

STATE STREET INSTITUTIONAL FUNDS (FKA GE INSTITUTIONAL FUNDS)

By:	/s/ Ellen M. Needham
Name (printed): Ellen Needham
Title: President

STATE STREET VARIABLE INSURANCE SERIES FUNDS, INC. (FKA GE INVESTMENT FUNDS, INC.)

By:	/s/ Ellen M. Needham
Name (printed): Ellen Needham
Title: President

ELFUN FUNDS

By:	/s/ Ellen M. Needham
Name (printed): Ellen Needham
Title: President

Information Classification: Limited Access

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name (printed): Andrew Erickson Title: Executive Vice President

Information Classification: Limited Access